EXHIBIT 99

UIL Holdings Corporation
157 Church Street
P.O. Box 1564
New Haven, CT 06506-0901
203.499.2812 Fax: 203.499.3626

NEWS RELEASE

May 3, 2007	Media Contact:	Anita Steeves:	(203) 499-2901
	Analyst Contact:	Susan Allen:	(203) 499-2409
		After Hours:	(203) 499-2812

UIL Holdings Corporation Announces First Quarter 2007 Results and Reaffirms 2007 Earnings Guidance

UIL Holdings Corporation (NYSE: UIL) today reports consolidated net income of $5.4 million, or $0.22 per share, for the first quarter of 2007, compared to a net loss of $37.8 million, or $1.55 per share, for the same period in 2006. The net loss in the first quarter of 2006 included an after-tax loss of $56.4 million, or $2.24 per share, mainly from a non-cash goodwill impairment charge in discontinued operations.

For the first quarter of 2007, net income from continuing operations is $5.4 million, or $0.22 per share, compared to $16.8 million, or $0.69 per share, for the same period in 2006. The decrease in earnings from continuing operations is mainly due to the absence of an after-tax gain of $10.6 million, or $0.43 per share, from the sale in the first quarter of 2006 of UIL’s minority ownership interest in the Cross-Sound Cable (CSC).

“With the divestiture of the non-regulated subsidiaries in 2006, UIL is now positioned as a pure transmission and distribution utility,” commented James P. Torgerson, UIL president and chief executive officer. “We are following through on our strategic plan announced in the spring of last year. We are investing in the regulated utility and the construction of the Middletown to Norwalk transmission project is well underway. We are focused on executing our capital program while earning our allowed returns.”
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The chart that follows details earnings per share for the first quarter 2007 versus the same period in 2006 for continuing operations and discontinued operations.

Continuing Operations

Amounts reported in continuing operations include results from The United Illuminating Company, UIL’s regulated electric utility, United Capital Investments, a wholly-owned subsidiary of UIL, and the unallocated corporate costs at UIL. In 2006, continuing operations also included the results from the operations and divestitures of UIL’s minority ownership interests in Bridgeport Energy (BE) and CSC.

For the first quarter of 2007, earnings from continuing operations were $5.4 million, or $0.22 per share, compared to $6.2 million, or $0.26 per share, in 2006, excluding the impact of the gain from the divestiture of CSC. The decrease in earnings is explained below.

The United Illuminating Company (UI)

Net income for UI totaled $5.5 million, or $0.22 per share, in first quarter of 2007, compared to net income of $7.6 million, or $0.31 per share, in the first quarter of 2006. The decrease in earnings per share was due to a revised estimate of transmission revenue requirements of $0.04 per share, an increase in depreciation expense of $0.04 per share, the elimination in 2007 of the power procurement fee of $0.02 per share and other various expenses of $0.03 per share, which were partially offset by higher retail kilowatt-hour (kWh) volume and increased pricing of $0.04 per share. Actual kWh consumption before adjusting for weather was 2.1% higher than the first quarter of 2006. After adjusting for the impact of weather, retail kWh consumption was 0.4% higher than the first quarter of 2006.

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UIL Corporate

UIL retains certain costs at the holding company, or “corporate,” level which are not allocated to the various non-utility subsidiaries. These costs generally include interest charges, and strategic and other administrative costs, offset by interest income. UIL Corporate incurred after-tax costs of $0.1 million in the first quarter of 2007, compared to costs of $1.3 million, or $0.05 per share, in the first quarter of 2006. The improvement in 2007 earnings was primarily due to lower general and administrative expenses and increased interest income earned on short-term investments, as well as $0.2 million, or $0.01 per share, from interest income earned on promissory notes related to the sale of the former Xcelecom businesses.

United Capital Investments, Inc. (UCI)

UCI, which holds two passive minority investments with a carrying value of $3.1 million, had minimal income in the first quarter of 2007, compared to a minimal loss in the first quarter of 2006.

Divested Minority Ownership Interests

Due to the completion of the divestitures of UIL’s interests in BE and CSC in the first quarter of 2006, no results were reported for divested businesses in continuing operations in the first quarter of 2007. For the first quarter of 2006, the divested businesses in continuing operations earned $10.5 million, or $0.43 per share, primarily due to a net gain of $10.6 million on the sale of UIL’s minority interest in CSC.

Discontinued Operations

Xcelecom, Inc. (Xcelecom)

Xcelecom reported a minimal net loss in the first quarter of 2007, compared to a net loss of $54.6 million, or $2.24 per share, in the first quarter of 2006. Included in the 2006 results was a non-cash goodwill impairment charge of $50.5 million, after-tax, or $2.08 per share, which was recorded in the first quarter of 2006.

Looking Forward

UIL reaffirms the earnings guidance reported on February 21, 2007 as shown below.

2007 Earnings Expectations

UI	$1.85 - $2.05
UIL Corporate	(0.10) - (0.05)
Total Continuing Operations (1)	$1.75 - $1.95

(1) Expectations are not intended to be additive to derive consolidated expectations. Also, expectations do not include any earnings or losses from Xcelecom that would need to be included in continuing operations. Management will revise estimates for any significant changes.

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First Quarter Earnings Conference Call

In conjunction with this earnings release, UIL will conduct a web cast conference call with financial analysts tomorrow, Friday, May 4, 2007 beginning at 8:00 a.m. Eastern Standard Time. UIL's executive management will present an overview of the financial results followed by a question and answer session.

Interested parties, including analysts, investors and the media, may listen live via the internet by logging onto the Investors section of UIL’s website at http://www.uil.com. Institutional investors can access the call via Thomson Street Events (www.streetevents.com), a password-protected event management site.

A replay of the call will be available for 60 days. The dial-in information is (888) 286-8010, pass code 56359030.

Use of Non-GAAP Measures

UIL Holdings believes earnings per share (EPS) information by line of business is useful in understanding the fluctuations in EPS between the current and prior periods. The amounts presented show the EPS from continuing operations and discontinued operations. Continuing Operations is further displayed for clarity by continuing operations and divested minority owned businesses on an EPS basis. EPS is calculated by dividing the income from continuing operations, divested minority owned businesses and discontinued operations for each line of business by the average number of shares of UIL Holdings common stock outstanding for the periods presented. The EPS for all periods presented are calculated on the same basis and reconcile to the amounts presented on a generally accepted accounting principle’s (GAAP) basis. The earnings per share for each of continuing operations, discontinued operations and combined total EPS is a GAAP basis presentation.

UIL Holdings also believes that a breakdown, presented on a per share basis, of how particular significant items contributed to the change in income from continuing operations, divested minority owned businesses and discontinued operations by line of business (Item Variance EPS Presentation) is useful in understanding the overall change in the consolidated results of operations for UIL Holdings from one reporting period to another. UIL Holdings presents such per share amounts by taking the dollar amount of the applicable change for the revenue or expense item, booked in accordance with GAAP, and applying UIL Holdings’ combined effective statutory federal and state tax rate and then dividing by the average number of shares of UIL Holdings common stock outstanding for the periods presented. Any amounts provided as Item Variance EPS Presentation are provided for informational purposes only and are not intended to be used to calculate “Pro-forma” amounts.

Certain statements contained herein, regarding matters that are not historical facts, are forward-looking statements (as defined in the Private Securities Litigation Reform Act of 1995). These include statements regarding management’s intentions, plans, beliefs, expectations or forecasts for the future. Such forward-looking statements are based on UIL Holdings’ expectations and involve risks and uncertainties; consequently, actual results may differ materially from those expressed or implied in the statements. Such risks and uncertainties include, but are not limited to, general economic conditions, legislative and regulatory changes, changes in demand for electricity and other products and services, unanticipated weather conditions, changes in accounting principles, policies or guidelines, and other economic, competitive, governmental, and technological factors affecting the operations, markets, products and services of UIL Holdings’ subsidiary, The United Illuminating Company. The foregoing and other factors

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are discussed and should be reviewed in UIL Holdings’ most recent Annual Report on Form 10-K and other subsequent periodic filings with the Securities and Exchange Commission. Forward-looking statements included herein speak only as of the date hereof and UIL Holdings undertakes no obligation to revise or update such statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events or circumstances.

The following are summaries of UIL Holdings’ unaudited consolidated and segmented financial information for the first quarter of 2007:

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UIL HOLDINGS CORPORATION
CONSOLIDATED STATEMENT OF INCOME (LOSS)
(In Thousands except per share amounts)
(Unaudited)
	Three Months Ended
	March 31,
	2007	2006

Operating Revenues
Utility	$274,563	$200,285
Non-utility businesses	4	4
Total Operating Revenues	274,567	200,289
Operating Expenses
Operation
Fuel and energy	176,117	103,146
Operation and maintenance	54,925	56,505
Depreciation and amortization	19,590	16,474
Taxes - other than income taxes	11,265	10,839
Total Operating Expenses	261,897	186,964
Operating Income	12,670	13,325

Other Income and (Deductions), net	2,962	2,818

Interest Charges, net
Interest on long-term debt	5,278	5,413
Other interest, net	192	642
	5,470	6,055
Amortization of debt expense and redemption premiums	404	386
Total Interest Charges, net	5,874	6,441

Income Before Gain on Sale of Equity Investments, Income
Taxes, Equity Earnings and Discontinued Operations	9,758	9,702

Gain on Sale of Equity Investments	-	18,908

Income Before Income Taxes, Equity Earnings and
Discontinued Operations	9,758	28,610

Income Taxes	4,422	12,331

Income Before Equity Earnings and Discontinued Operations	5,336	16,279
Income (Loss) from Equity Investments	87	541
Income from Continuing Operations	5,423	16,820
Discontinued Operations, Net of Tax	(67)	(54,608)

Net Income (Loss)	$5,356	$(37,788)

Average Number of Common Shares Outstanding - Basic	24,910	24,325
Average Number of Common Shares Outstanding - Diluted	25,230	24,530

Earnings Per Share of Common Stock - Basic:
Continuing Operations	$0.22	$0.69
Discontinued Operations	-	(2.24)
Net Earnings (Loss)	$0.22	$(1.55)

Earnings Per Share of Common Stock - Diluted:
Continuing Operations	$0.21	$0.69
Discontinued Operations	-	(2.23)
Net Earnings (Loss)	$0.21	$(1.54)

Cash Dividends Declared per share of Common Stock	$0.432	$0.432

UIL HOLDINGS CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEET
(Unaudited)

	March 31,	December 31,
(thousands of dollars)	2007	2006
ASSETS
Current assets	$286,383	$288,179
Current assets of discontinued operations held for sale	11,559	10,406
Property, plant and equipment, net	676,516	647,014
Regulatory assets	648,298	660,174
Other long-term assets	26,361	25,545
Long-term assets of discontinued operations held for sale	411	175
Total Assets	$1,649,528	$1,631,493

LIABILITIES AND CAPITALIZATION
Current liabilities	$249,730	$210,567
Current liabilities of discontinued operations held for sale	14,342	19,284
Noncurrent liabilities	145,526	151,980
Long-term liabilities of discontinued operations held for sale	237	106
Deferred income taxes	327,659	326,247
Regulatory liabilities	54,179	54,125
Total Liabilities	791,673	762,309

Net long-term debt	404,317	408,603
Net common stock equity	453,538	460,581
Total Capitalization	857,855	869,184

Total Liabilities and Capitalization	$1,649,528	$1,631,493

UIL HOLDINGS CORPORATION
SEGMENTED CONSOLIDATED INCOME STATEMENT

	Quarter Ended
	March 31,
(In Millions - Unaudited)	2007	2006
Operating Revenue -UI	$274.6	$200.3

Fuel and energy expense - UI	$176.1	$103.1

Operation and maintenance expense
UI	$54.8	$53.9
Minority Interest Investment and Other (1)	0.1	2.6
Total	$54.9	$56.5

Depreciation and amortization
UI	$9.6	$7.8
Amortization of regulatory assets (UI)	10.0	8.7
Total depreciation and amortization	$19.6	$16.5

Taxes - other than income taxes
UI - State gross earnings tax	$6.6	$6.5
UI - other	4.7	4.4
Total	$11.3	$10.9

Other Income (Deductions)
UI - other	$1.9	$2.5
Minority Interest Investment and Other (1)	1.0	0.3
Total	$2.9	$2.8

Interest Charges
UI	$4.4	$4.6
UI - Amortization: debt expense, redemption premiums	0.4	0.4
Minority Interest Investment and Other (1)	1.1	1.5
Total	$5.9	$6.5

Gain on Sale of Equity Investments -Minority Interest Investment and Other (1) (2)	$0.0	$18.9

Income Taxes
UI	$4.5	$5.9
Minority Interest Investment and Other (1)	(0.1)	6.4
Total	$4.4	$12.3

Income (Losses) from Equity Investments
UI	$0.1	$0.1
Minority Interest Investment (2)	0.0	0.5
Total	$0.1	$0.6

Net Income
UI	$5.5	$7.6
Minority Interest Investment and Other (1) (2)	(0.1)	9.2
Subtotal Net Income from Continuing Operations	5.4	16.8
Discontinued Operations	0.0	(54.6)
Total Net Income	$5.4	($37.8)

(1) The category "Minority Interest Investment and Other" includes amounts recognized at the non-utility businesses in relation to their minority interest investments, as well as unallocated holding company costs.
(2) Includes income (losses) recognized at the non-utility businesses in relation to their minority interest investments.